Exhibit 23.1

Consent of Independent Auditor

Legacy Reserves LP
Midland, Texas

We hereby consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-194999) and Form S-8 (No. 333-144586) of Legacy Reserves LP of our report dated August 14, 2014, relating to the statement of revenues and direct operating expenses of the WPX Acquisition Properties for the year ended December 31, 2013, which appears in this Form 8-K/A.

/s/ BDO USA, LLP

Houston, Texas
August 14, 2014